Exhibit 99.1

Greg Parker
Investor Relations
210/220-5632 or
Renee Sabel
Media Relations 210/220-5416

FOR IMMEDIATE RELEASE

July 27, 2011

CULLEN/FROST REPORTS STRONG SECOND QUARTER RESULTS

Growth in New Customer Relationships Drives 7.4 Percent Increase in Deposits

•	Quarterly net income second-highest ever

•	Assets exceed $18 billion

•	Period-end loans up over previous quarter

SAN ANTONIO – Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported strong results for the second quarter, as the Texas financial services leader continues to demonstrate its ability to operate effectively and increase revenue in a challenging economic and regulatory environment.

Cullen/Frost reported net income for the second quarter of 2011 of $55.7 million, a 5.3 percent increase over second quarter 2010 earnings of $52.9 million. On a per-share basis, income was $0.91 per diluted common share, compared to $0.87 per diluted common share reported a year earlier. Returns on average assets and equity were 1.23 percent and 10.45 percent respectively, compared to 1.26 percent and 10.67 percent for the same period a year earlier.

“Our company’s strong performance this quarter reflects our ability to operate well in a slowly recovering economy,” said Dick Evans, Cullen/Frost chairman and CEO. “I was very pleased to see net income for the quarter rise to the second-highest level in company history and the best since the third quarter of 2007, which was before the financial crisis began. We continue to provide outstanding value to our customers, affirmed by the solid 7.4 percent growth in deposits and an 11.4 percent increase in trust income this quarter.

“Even as an ongoing lack of confidence among business owners continues to pressure lending, we are building new relationships and growing deposits through our focused and disciplined calling effort. Since the second quarter last year, much of our deposit growth came from new customers.

“New customer loans enabled us to maintain loan consistency, positioning us for stronger growth when confidence returns. Texans who trust our company’s safety and soundness and respond to our value proposition continue to bring their money and their business to Frost.

“We are fortunate to be in Texas, which accounted for 43 percent of all net new jobs in the U.S. from June 2009 to May 2011,” said Evans. “Projected job growth in Texas this year is 3 to 3.5 percent, a full 1.5 percent ahead of the nation, and unemployment remains a percentage point below the national average. With strong energy and high-tech sectors and stable housing markets that didn’t go through boom-and-bust cycles, Texas continues to be one of the country’s strongest states.

“As you know, the banking industry is facing far-reaching regulatory changes that will impact all financial institutions. At Frost, we are tackling these changes with confidence, and I am optimistic about our future. We believe now is an ideal time to expand our business even further. We increased our marketing budget and will soon launch a new campaign that underscores the Frost difference, which should attract more prospects. Building on the trust and respect we earned by publicly declining federal TARP bailout funds, and reinforced by our receiving J.D. Power and Associates’ highest customer satisfaction ranking in Texas retail banking two years in a row, we are now sharing the Frost message with more Texans.

“Our exceptional employees continue to add value to customers’ relationships and provide an extraordinarily high level of service. I appreciate their continued commitment to our company and our culture,” Evans continued.

For the second quarter of 2011, average total deposits were $14.8 billion, up 7.4 percent, or $1.0 billion, over the $13.8 billion reported for the second quarter a year ago. Average total loans for the quarter were $8.1 billion, flat compared to last year’s second quarter.

For the first six months of 2011, net income was $107.6 million, or $1.75 per diluted common share, compared to $100.7 million, or $1.66 per diluted common share, for the first six months of 2010. Returns on average assets and average equity for the first six months of 2011 were 1.21 percent and 10.29 percent, respectively, compared to 1.22 percent and 10.38 percent for the same period in 2010.

Other noted financial data for the second quarter follows:

•	Tier 1 and Total Risk-Based Capital Ratios remained strong at 14.37 percent and 16.42 percent, respectively, at the end of the second quarter of 2011 and are in excess of well capitalized levels. The tangible common equity ratio was 9.12 percent at the end of the second quarter of 2011 compared to 9.05 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less goodwill and intangible assets divided by end of period total assets less goodwill and intangible assets.

•

Net interest income on a taxable-equivalent basis increased $4.5 million, or 2.9 percent, to $159.5 million, from the $155.1 million reported a year earlier. This increase primarily resulted from an increase in the average volume of interest earning assets and was partly offset by a decrease in the net interest margin. Strong growth in deposits helped to fund the increase in the volume of earning assets. The net interest margin was 3.95 percent for the second quarter, compared to 4.03 percent for the first quarter this year and 4.18 percent for the second quarter of 2010.

•

Non-interest income for the second quarter of 2011 was $70.8 million, compared to the $69.9 million reported a year earlier. Trust fees were $19.0 million, up $1.9 million, or 11.4 percent, compared to $17.0 million in the second quarter 2010. Impacting trust fees was a $1.8 million increase in investment fees, which are generally assessed based on the market value of trust assets that are managed and held in custody. These values were $25.3 billion at the end of the second quarter of 2011, compared to $22.2 billion at June 30, 2010. Other service charges and fees were $8.5 million, up $449,000, or 5.6 percent, when compared to $8.0 million reported in the same quarter a year earlier. The largest component of this increase was mutual fund management fees, up $400,000. Insurance commissions and fees were $7.9 million, up $396,000, from the $7.5 million reported in last year’s second quarter. Deposit service charges were down $1.3 million, or 5.2 percent, due to decreases in overdrafts/insufficient funds charges on both consumer and commercial accounts.

•

Non-interest expense for the quarter was $136.8 million, an increase of $2.1 million and a rise of 1.6 percent, compared to the $134.7 million reported for the second quarter of last year. Total salaries rose $2.9 million or 5.0 percent, to $61.8 million and were impacted by normal annual merit increases. Employee benefits were up $375,000, or 3.0 percent. Furniture and fixtures increased $966,000, or 8.3 percent, from the same quarter last year, with most of the increase coming from software maintenance and amortized software. Other non-interest expense increased $691,000, or 2.1 percent, from a year earlier, primarily from increased advertising and brand promotion expense. This increase was partially offset by decreases in sundry losses from miscellaneous items. Deposit insurance expense for the quarter was $2.6 million, down $2.8 million from the second quarter of 2010. The decrease was related to a change in the deposit insurance assessment base and a change in the method by which the assessment rate is determined for large financial institutions.

•

For the second quarter of 2011, the provision for possible loan losses was $9.0 million, compared to net charge-offs of $10.6 million. The loan loss provision for the second quarter of 2010 was $8.7 million, compared to net charge-offs of $8.6 million. Non-performing assets for the second quarter of 2011 were $161.4 million, compared to $154.7 million last quarter and $159.3 million a year earlier. The allowance for possible loan losses as a percentage of loans at June 30, 2011 was 1.52 percent, compared to 1.56 percent at the end of the second quarter of 2010.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, July 27, 2011, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2 p.m. CT until midnight Sunday, July 31, 2011, at 1-800-642-1687 or 1-706-645-9291 for international calls, with Conference ID # 83758312. The call will also be available by webcast at the URL listed below and available for playback after 2 p.m. CT. After entering the website, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $18.5 billion in assets at June 30, 2011 and more than 110 financial centers throughout Texas. One of 24 U.S. banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effects of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2011		2010
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$144,333	$141,759	$141,563	$142,416	$141,896
Net interest income(1)	159,509	156,638	155,221	155,702	155,054
Provision for possible loan losses	8,985	9,450	11,290	10,100	8,650
Non-interest income:
Trust fees	18,976	18,220	17,399	17,029	17,037
Service charges on deposit accounts	23,619	23,368	24,082	24,980	24,925
Insurance commissions and fees	7,908	10,494	6,777	8,588	7,512
Other charges, commissions and fees	8,478	8,759	7,796	7,708	8,029
Net gain (loss) on securities transactions	—	5	—	—	1
Other	11,811	11,487	14,224	12,125	12,428

Total non-interest income	70,792	72,333	70,278	70,430	69,932

Non-interest expense:
Salaries and wages	61,775	62,430	60,744	59,743	58,827
Employee benefits	13,050	15,311	12,458	12,698	12,675
Net occupancy	11,823	11,652	11,197	12,197	11,637
Furniture and equipment	12,628	12,281	12,335	12,165	11,662
Deposit insurance	2,598	4,760	4,918	4,661	5,429
Intangible amortization	1,107	1,120	1,217	1,276	1,299
Other	33,816	32,507	30,872	29,812	33,125

Total non-interest expense	136,797	140,061	133,741	132,552	134,654

Income before income taxes	69,343	64,581	66,810	70,194	68,524
Income taxes	13,657	12,653	13,759	15,199	15,624

Net income	$55,686	$51,928	$53,051	$54,995	$52,900

PER SHARE DATA
Net income - basic	$0.91	$0.85	$0.87	$0.90	$0.87
Net income - diluted	0.91	0.85	0.87	0.90	0.87
Cash dividends	0.46	0.45	0.45	0.45	0.45
Book value at end of quarter	35.54	34.25	33.74	34.78	33.65

OUTSTANDING SHARES
Period-end shares	61,245	61,242	61,108	60,836	60,656
Weighted-average shares - basic	61,094	61,018	60,772	60,524	60,365
Dilutive effect of stock compensation	297	316	176	141	199
Weighted-average shares - diluted	61,391	61,334	60,948	60,665	60,564

SELECTED ANNUALIZED RATIOS
Return on average assets	1.23%	1.19%	1.18%	1.25%	1.26%
Return on average equity	10.45	10.11	9.96	10.49	10.67
Net interest income to average earning assets(1)	3.95	4.03	3.93	4.04	4.18

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2011		2010
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,080	$8,081	$8,033	$8,058	$8,142
Earning assets	16,356	15,822	15,953	15,590	15,071
Total assets	18,170	17,678	17,855	17,470	16,872
Non-interest-bearing demand deposits	5,464	5,248	5,371	5,125	4,906
Interest-bearing deposits	9,379	9,221	9,264	9,166	8,911
Total deposits	14,843	14,469	14,635	14,291	13,817
Shareholders’ equity	2,137	2,083	2,114	2,080	1,989

Period-End Balance:
Loans	$8,068	$8,025	$8,117	$8,053	$8,066
Earning assets	16,710	16,160	15,806	15,852	15,245
Goodwill and intangible assets	541	541	542	543	545
Total assets	18,478	17,942	17,617	17,738	17,060
Total deposits	15,104	14,710	14,479	14,530	13,952
Shareholders’ equity	2,177	2,097	2,062	2,116	2,041
Adjusted shareholders’ equity(1)	1,974	1,943	1,907	1,865	1,826

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$122,741	$124,321	$126,316	$126,157	$125,442
as a percentage of period-end loans	1.52%	1.55%	1.56%	1.57%	1.56%

Net charge-offs:	$10,565	$11,445	$11,131	$9,385	$8,577
Annualized as a percentage of average loans	0.52%	0.57%	0.55%	0.46%	0.42%

Non-performing assets:
Non-accrual loans	$130,528	$123,811	$137,140	$144,900	$134,524
Foreclosed assets	30,822	30,892	27,810	23,778	24,744

Total	$161,350	$154,703	$164,950	$168,678	$159,268
As a percentage of:
Total loans and foreclosed assets	1.99%	1.92%	2.03%	2.09%	1.97%
Total assets	0.87	0.86	0.94	0.95	0.93

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.37%	14.22%	13.82%	13.38%	13.16%
Total Risk-Based Capital Ratio	16.42	16.31	15.91	15.46	15.52
Leverage Ratio	8.94	8.99	8.68	8.67	8.80
Equity to Assets Ratio (period-end)	11.78	11.69	11.70	11.93	11.96
Equity to Assets Ratio (average)	11.76	11.78	11.84	11.90	11.79

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	Six Months Ended June 30,
	2011	2010
CONDENSED INCOME STATEMENTS
Net interest income	$286,092	$279,480
Net interest income(1)	316,146	305,397
Provision for possible loan losses	18,435	22,221
Non-interest income:
Trust fees	37,196	34,000
Service charges on deposit accounts	46,987	49,734
Insurance commissions and fees	18,402	18,650
Other charges, commissions and fees	17,237	14,948
Net gain (loss) securities transactions	5	6
Other	23,298	23,987

Total non-interest income	143,125	141,325

Non-interest expense:
Salaries and wages	124,205	119,102
Employee benefits	28,361	27,196
Net occupancy	23,475	22,772
Furniture and equipment	24,909	23,151
Deposit insurance	7,358	10,872
Intangible amortization	2,227	2,632
Other	66,323	63,523

Total non-interest expense	276,858	269,248

Income before income taxes	133,924	129,336
Income taxes	26,310	28,618

Net income	$107,614	$100,718

PER SHARE DATA
Net income – basic	$1.76	$1.67
Net income – diluted	1.75	1.66
Cash dividends	0.91	0.88
Book value at end of period	35.54	33.65

OUTSTANDING SHARES
Period-end shares	61,245	60,656
Weighted-average shares - basic	61,056	60,170
Dilutive effect of stock compensation	307	195
Weighted-average shares - diluted	61,363	60,365

SELECTED ANNUALIZED RATIOS
Return on average assets	1.21%	1.22%
Return on average equity	10.29	10.38
Net interest income to average earning assets(1)	3.99	4.18

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the Six Months Ended June 30,
	2011	2010
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,081	$8,206
Earning assets	16,091	14,888
Total assets	17,926	16,702
Non-interest-bearing demand deposits	5,356	4,796
Interest-bearing deposits	9,301	8,858
Total deposits	14,657	13,654
Shareholders’ equity	2,110	1,957

Period-End Balance:
Loans	$8,068	$8,066
Earning assets	16,710	15,245
Goodwill and intangible assets	541	545
Total assets	18,478	17,060
Total deposits	15,104	13,952
Shareholders’ equity	2,177	2,041
Adjusted shareholders’ equity(1)	1,974	1,825

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$122,741	$125,442
As a percentage of period-end loans	1.52%	1.56%

Net charge-offs:	$22,010	$22,088
Annualized as a percentage of average loans	0.55%	0.54%

Non-performing assets:
Non-accrual loans	$130,528	$134,524
Foreclosed assets	30,822	24,744

Total	$161,350	$159,268
As a percentage of:
Total loans and foreclosed assets	1.99%	1.97%
Total assets	0.87	0.93

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.37%	13.16%
Total Risk-Based Capital Ratio	16.42	15.52
Leverage Ratio	8.94	8.80
Equity to Assets Ratio (period-end)	11.78	11.96
Equity to Assets Ratio (average)	11.77	11.72

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).